Exhibit 99.1

Zale Corporation Reports Second Quarter Fiscal 2011 Results

  Comparable store sales up 7.9%
  Revenues increased $44 million, or 7.6%, to $626 million
  Operating margin improved $46 million
  Earnings per diluted share from continuing operations of $0.74, a $0.52 improvement

DALLAS--(BUSINESS WIRE)--February 23, 2011--Zale Corporation (NYSE: ZLC) today announced that for the second fiscal quarter ended January 31, 2011, it had earnings from continuing operations of $28 million, or $0.74 per diluted share, compared to earnings from continuing operations of $7 million, or $0.22 per diluted share, in the comparable quarter last year.

Revenues for the quarter ended January 31, 2011 were $626 million, an increase of $44 million, or 7.6%, compared to $582 million in the same period in the prior year. Same store sales during the quarter ended January 31, 2011 increased 7.9%, compared to a decrease of 11.2% during the comparable period in the prior year. At constant exchange rates, which exclude the effect of translating Canadian currency denominated sales into U.S. dollars, same store sales increased 7.0% for the quarter.

For the quarter ended January 31, 2011, the Company achieved gross margin on sales of 50.3%, compared to 49.8% in the comparable quarter last year.

Selling, general and administrative expenses were $258 million, or 41.2% of revenues, in the quarter ended January 31, 2011, compared to $252 million, or 43.3% of revenues, in the same period last year. The Company’s operating income for the quarter was $44 million compared to an operating loss of $3 million in the prior year quarter. Operating margin improved $46 million, or 750 basis points, to 7.0% for the quarter ended January 31, 2011, compared to negative 0.5% in the same period last year.

In the quarter ended January 31, 2011, the Company incurred income tax expense of $6 million, compared to a benefit of $12 million in the comparable period in the prior year.

Inventory at January 31, 2011 stood at $777 million, an increase of approximately $39 million from January 31, 2010, in anticipation of the Valentine’s Day selling period. As of January 31, 2011, the Company had outstanding debt of $385 million, compared to $368 million as of January 31, 2010.

“Our financial performance for the critical second quarter reflects the collaborative efforts of our total organization focusing on one objective – delivering a successful Holiday,” commented Theo Killion, Chief Executive Officer. “In doing so, we’ve taken an important step towards our goal of returning to profitability.”

“This quarter marked a turning point for the Company as we returned to positive same store sales,” commented Matt Appel, Executive Vice President and Chief Financial Officer. “We are pleased with the results to date from our turnaround initiatives.”

Conference Call

A conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 877-545-6744 or 706-634-1959 (passcode: 43480776) five minutes prior to the scheduled start time. A live webcast of the conference call, as well as a replay, will be available on the Company’s Web site at www.zalecorp.com on the Investor Relations section. For additional information, contact Investor Relations at 972-580-4391.

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamonds and other jewelry products in North America, operating approximately 1,870 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com and www.pagoda.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release and related presentations contain forward-looking statements, including statements regarding future sales, expenses, margins and profitability. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy continues to perform poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; the financing market remains difficult, and if we are unable to meet the financial commitments in our current financing arrangements it will be difficult to replace or restructure these arrangements; and changes in regulatory requirements may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2010. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended January 31,		Six Months Ended January 31,
	2011	2010	2011	2010

Revenues	$626,416	$582,252	$953,453	$911,462
Cost of Sales	311,308	292,539	473,252	461,916
Gross Margin	315,108	289,713	480,201	449,546
% of Revenue	50.3%	49.8%	50.4%	49.3%
Selling, General and Administrative	258,084	252,390	453,290	455,447
% of Revenue	41.2%	43.3%	47.5%	50.0%
Depreciation and Amortization	10,557	13,168	21,279	26,531
Other Charges	2,860	26,957	3,980	26,957
Operating Earnings (Loss)	43,607	(2,802)	1,652	(59,389)
% of Revenue	7.0%	(0.5)%	0.2%	(6.5)%
Interest Expense (a)	9,460	2,050	64,779	3,971
Earnings (Loss) Before Income Taxes	34,147	(4,852)	(63,127)	(63,360)
Income Tax Expense (Benefit)	6,405	(12,023)	6,284	(10,819)
Earnings (Loss) from Continuing Operations	27,742	7,171	(69,411)	(52,541)
Loss from Discontinued Operations, Net of Taxes	(529)	(515)	(1,259)	(515)
Net Earnings (Loss)	$27,213	$6,656	$(70,670)	$(53,056)

Basic Net Earnings (Loss) per Common Share:
Earnings (Loss) from Continuing Operations	$0.86	$0.22	$(2.16)	$(1.64)
Loss from Discontinued Operations	(0.01)	(0.01)	(0.04)	(0.02)
Net Earnings (Loss) per Share	$0.85	$0.21	$(2.20)	$(1.66)

Diluted Net Earnings (Loss) per Common Share:
Earnings (Loss) from Continuing Operations	$0.74	$0.22	$(2.16)	$(1.64)
Loss from Discontinued Operations	(0.01)	(0.01)	(0.04)	(0.02)
Net Earnings (Loss) per Share	$0.73	$0.21	$(2.20)	$(1.66)

Weighted Average Number of Common Shares Outstanding:
Basic	32,123	32,060	32,116	32,018
Diluted	37,447	32,170	32,116	32,018
(a)

During the first quarter of fiscal year 2011, we recorded a charge totalling $45.8 million associated with the first amendment to our Senior Secured Term Loan ("Term Loan"). The amendment was considered a significant modification which required us to account for the Term Loan as an extinguishment and record the amended Term Loan at fair value. The charge consisted of $20.3 million related to the unamortized discount associated with the warrants issued in connection with the Term Loan, a $12.5 million amendment fee, $10.3 million related to the unamortized debt issuance costs associated with the Term Loan and $2.7 million related to the prepayment premium and other costs associated with the amendment.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEET
(Unaudited, in thousands)

	January 31, 2011	January 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$31,408	$32,363
Merchandise inventories	776,883	737,812
Other current assets	38,434	47,185
Total current assets	846,725	817,360

Property and equipment	696,694	679,047
Less accumulated depreciation and amortization	(542,045)	(481,474)
Net property and equipment	154,649	197,573

Other assets	203,613	187,506
Total Assets	$1,204,987	$1,202,439

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$333,558	$256,464
Deferred tax liability	59,008	63,350
Total current liabilities	392,566	319,814

Long-term debt	385,454	367,600
Other liabilities	182,949	189,134

Stockholders’ Investment	244,018	325,891

Total liabilities and stockholders’ investment	$1,204,987	$1,202,439

CONTACT:
Zale Corporation
Roxane Barry, 972-580-4391
Director of Investor Relations